UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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THE GREATER CHINA FUND, INC.
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The Greater China Fund, Inc. (NYSE: GCH) Announces
Amendment to Proposal to Approve Aberdeen Asset Management Asia Limited

New York, New York, November 26, 2012 -- The Greater China Fund, Inc. (NYSE: GCH) (the “Fund”) announced today that its Board of Directors has approved an amendment to its proposal that stockholders of the Fund approve Aberdeen Asset Management Asia Limited (“Aberdeen”) as the Fund’s new investment manager.  The amendment, which will soon appear in a supplement to the Fund’s proxy statement, provides that if Aberdeen is approved as the Fund’s new investment manager, the Fund will immediately thereafter commence an issuer tender to acquire in exchange for cash up to 70% of the Fund’s issued and outstanding shares at a price per share equal to 99% of the Fund's net asset value per share as determined by the Fund on the next business day following the expiration date of the tender offer (the “Tender Offer”).  The Fund has scheduled the special meeting of stockholders to approve Aberdeen for January 8, 2013.  The amendment follows discussions and an agreement between the Fund and City of London Investment Management Limited (“CLIM”), the Fund’s largest stockholder.  In addition to the Tender Offer, the Fund and CLIM have agreed that CLIM will give its proxy to the Fund’s chairman to vote the shares of the Fund that CLIM beneficially owns as of the record date using “mirror voting” in respect of the approval of Aberdeen, to the extent of votes cast “For” or “Against” Aberdeen.  In addition, CLIM has agreed to tender all of the Fund shares it beneficially owns in the Tender Offer and in the event that CLIM is able to tender all of the Fund shares it beneficially owns, CLIM has agreed that it will enter into a “standstill agreement” with the Fund for one year following the completion of the Tender Offer.  Under the standstill agreement, CLIM will be permitted to be a passive investor in the Fund and to purchase shares of the Fund for investment purposes only.  The Fund has further agreed with CLIM that  if 75% or more of the Fund’s outstanding shares have been tendered and not withdrawn in the Tender Offer, then Tender Offer will be cancelled, the Board of Directors will recommend that the Fund be liquidated and the Fund will proceed to solicit proxies from stockholders for the liquidation and dissolution of the Fund immediately thereafter.

Further information about the amended proposal to approve Aberdeen will appear in the Fund’s proxy statement supplement which will be filed with Securities and Exchange Commission (“SEC”) and distributed to all stockholders of record as of the record date.  Copies of the proxy statement supplement will also be available at the SEC’s website at www.sec.gov.  Information about the Tender Offer, including its commencement, which will only occur if Aberdeen is approved, will be announced via future press releases.  The Tender Offer will be made and stockholders will be notified in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended, either by publication or mailing or both.

You may contact the Fund’s proxy solicitor, AST Fund Solutions, LLC at 212 400-2605 with any questions you have regarding the Fund’s solicitation of proxies to approve Aberdeen as the Fund’s new investment manager.

Closed-end funds, unlike open-end funds, are not continuously offered.  There is a one-time public offering and once issued, shares of closed-end funds are sold in the open market through a share exchange. Shares of closed-end funds frequently trade at a discount to the net asset value.

The price of a fund’s shares is determined by a number of factors, several of which are beyond the control of the fund.  Therefore, a fund cannot predict whether its shares will trade at, below or above net asset value.

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of the Fund’s shares in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.